Exhibit 15
Letter Re: Unaudited Interim Financial Information
The Board of Directors
AmSouth Bancorporation
We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-135732) and related Prospectus of Regions Financial Corporation for the registration of approximately 305,303,393 shares of its common stock of our reports dated May 5, 2006 and August 4, 2006, relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.
/s/ Ernst & Young LLP
Birmingham, Alabama
August 16, 2006